TD SYNNEX Announces Upcoming Board Retirements

•Matthew Miau and Fred Breidenbach plan to retire at the end of their current terms
•Ting Herh nominated for election as new independent director

FREMONT, Calif., & CLEARWATER, Fla. – Jan. 12, 2024 – TD SYNNEX (NYSE: SNX) today announced that Matthew Miau and Fred Breidenbach are planning to retire from TD SYNNEX’s Board of Directors at the end of their current terms of office in March.

With this news, the Board has nominated independent director Ting Herh, which will bring the board composition to 11 members, following these planned retirements and the shareholder meeting. Herh’s nomination will be included in the Proxy Statement issued in advance of the 2024 Annual Meeting of Stockholders.

Herh brings more than 40 years of experience in the technology industry, including as founder and chair of Davicom Semiconductor, Inc. in 1996 and is currently serving as its Board chair. Upon his election, Herh will join Kathy Crusco and Claude Pumilia as the newest independent members of the TD SYNNEX Board.

“Matthew and Fred have provided impressive tenures of service as outstanding leaders on our Board, and their leadership, expertise and commitment have made an indelible impact on TD SYNNEX and, by extension, the technology business partner ecosystem. On behalf of the Board, I want to extend our sincere gratitude for their unwavering service and wish them all the best as they begin their planned transitions toward retirement,” said Ann Vezina, Chair of the TD SYNNEX Board of Directors. “Looking ahead, Ting’s growth mindset and extensive expertise, particularly in the global technology industry, make him a fantastic addition to our Board.”

Miau will retire as the Board’s longest-tenured director, having joined in 1992. In addition to his role as a director, he served as Board Chair from 1992 to 2008.

“It has been a tremendous honor not only to serve TD SYNNEX but also to witness the company’s tremendous transformation throughout my years of service,” Miau said. “I’m confident that the company has the right leadership at the Board and executive levels to continue to lead and transform the market for years to come.”

Breidenbach has served on the TD SYNNEX Board since 2003.

“It has been an incredible journey serving on the TD SYNNEX board for the past two decades, and I look forward to continuing to see how the company empowers its partners to achieve great outcomes with technology,” Breidenbach said.

About Ting Herh
Ting Herh, 68, has been the Founder & Chairman of Davicom Semiconductor, Inc. since 1996. Davicom specializes in cost effective design, developing and marketing of the networking communication ICs. Before Davicom, Mr. Herh held the position of Senior Director at Compaq, Houston from 1994 to 1996. He was responsible for the communication products delivery for consumer PC and Enterprise System Divisions. Prior to Compaq, he was a Head of Engineering in various engineering positions in Dial-up Division at Racal-Vadic (Sunnyvale/Milpitas,CA), Racal-Milgo/Racal-Datacom (Sunrise,FL) from 1980 to 1994.

Mr. Herh received his BS from National Chiao Tung University, Taiwan, in 1977 and MS Electrical Engineering and
Computer Science from U.C. Berkeley in 1980 and DBA degree from Victoria University, Switzerland in 2005. Mr. Herh has been elected as the Chairman of National Chiao Tung University Alumni Association from 2019 to 2022.

Mr. Herh has served as an Independent Director of United Integrated Services Co. (UIS) since 2015. He served as the Chairperson of the Auditing Committee for 6 years and as the Chairperson of the Compensation Committee for 8 years. Mr. Herh also serves as an Independent Director of Mitac Holdings Corp. from May 2022 to present. The aforementioned companies Davicom, UIS and Mitac Holdings Corp. are all located in Taiwan.

Mr. Herh has been in the IT industry, especially in telecom/datacom and semiconductor field, for over 43 years. His master entrepreneurship, broad international businesses experience and strong technology background plus excellent understanding of electronic manufacturing and logistic processes will contribute to the Board perspective and effectiveness.

About TD SYNNEX
TD SYNNEX (NYSE: SNX) is a leading global distributor and solutions aggregator for the IT ecosystem. We’re an innovative partner helping more than 150,000 customers in 100+ countries to maximize the value of technology investments, demonstrate business outcomes and unlock growth opportunities. Headquartered in Clearwater, Florida, and Fremont, California, TD SYNNEX’s 23,000 co-workers are dedicated to uniting compelling IT products, services and solutions from 2,500+ best-in-class technology vendors. Our edge-to-cloud portfolio is anchored in some of the highest-growth technology segments including cloud, cybersecurity, big data/analytics, AI, IoT, mobility and everything as a service. TD SYNNEX is committed to serving customers and communities, and we believe we can have a positive impact on our people and our planet, intentionally acting as a respected corporate citizen. We aspire to be a diverse and inclusive employer of choice for talent across the IT ecosystem. For more information, visit www.TDSYNNEX.com or follow us on LinkedIn, Facebook and Instagram.

Safe Harbor Statement
Statements in this news release that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward-looking statements contained in this release.

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CONTACT
Bobby Eagle
Global Corporate Communications
+1 727-538-5864
bobby.eagle@tdsynnex.com

Liz Morali
Investor Relations
510-668-8436
ir@tdsynnex.com